                                                              Exhibit 99.B(d)(i)

[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
(the "Company")
SERVICE OFFICE: One Granite Place, P. O. Box 515, Concord, New Hampshire 03302.
(800) 453-8588

This policy is a legal contract between You and Us. IT IS IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY.

We will pay the Death Benefit described on Page 11 to the Beneficiary upon receipt of due proof that the death of the Insured occurred while this policy was in force. This payment and all other rights, options and benefits will be subject to the terms of this policy.

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. THE SPECIFIED AMOUNT MAY BE INCREASED OR DECREASED BY YOU SUBJECT TO LIMITATIONS AS STATED IN THIS POLICY. NET PREMIUMS WILL BE ALLOCATED TO THE GENERAL ACCOUNT OR TO ONE OR MORE DIVISIONS OF THE SEPARATE ACCOUNT AS DEFINED ON PAGE 3 AND DETERMINED BY YOU.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE SEPARATE ACCOUNT IS DESCRIBED ON PAGE 17.

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate as shown on Page 3. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as We may determine.

THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED HEREIN.

                           READ YOUR POLICY CAREFULLY

RIGHT TO CANCEL - Please examine this policy carefully. You may cancel this policy by returning it to Our Service Office or to the agent through whom it was purchased within 10 days after You receive it. This policy will then be deemed void from the beginning and We will refund the premiums paid within 7 days.

             /s/ DAVID STONECIPHER                     /s/ ROBERT A. REED
             Chief Executive Officer                     Secretary

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

INSURED: John Doe
POLICY NUMBER:  12345678


        Adjustable Death Benefit Payable Only On The Death Of The Insured Premium Payments May Be Made Until The Earlier Of The Death Of The Insured
                        Or The Insured's Attained Age 100
               The Specified Amount May Be Increased or Decreased
               Additional Benefits, If Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-Participating - No Dividends.

                              TABLE OF CONTENTS

POLICY SPECIFICATIONS PAGE                                        3-4

DEFINITIONS                                                       5-6

OWNER AND BENEFICIARY
Owner                                                               6
Beneficiary                                                         6
Change of Owner or Beneficiary                                      6
Death of Owner or Beneficiary                                       6

GENERAL PROVISIONS

The Contract                                                        7
Policy Changes                                                      7
Incontestability                                                    7
Suicide                                                             7
Misstatement of Age or Sex                                          7
Assignment                                                          7
Coverage Protection Guarantee                                       7
Proceeds 8
Payment of Proceeds                                                 8
Postponement of Payment                                             8
Compliance with Internal Revenue Code                               9
Modified Endowment                                                  9
Annual Summary                                                      9
Illustration of Benefits and Values                                 9
Other Taxes                                                         9
Termination                                                         9

PREMIUM PROVISIONS

Premium Payments                                                    9
Minimum Premium                                                    10
Planned Periodic Premium and Premium
  Frequency                                                        10
Allocation of Net Premiums                                         10
Unscheduled Premiums                                               10
Premium Limitation                                                 10
Grace Period                                                       11
Reinstatement                                                      11

DEATH BENEFIT PROVISIONS

Death Benefit                                                      11
Death Benefit Qualification Test                                   11
Death Benefit Options                                              11
Changes in Insurance Coverage                                      12
Continuation of Policy After Age 100                               12

POLICY VALUE PROVISIONS

General Account Accumulation Value                                 13
General Account Interest Rate                                      13
Separate Account Accumulation Values                               13
Net Investment Factor                                              14
Monthly Deduction                                                  14
Cost of Insurance                                                  14
Cost of Insurance Rates                                            14
Changes in Interest and Cost of Insurance Rates                    15
Monthly Accumulation Value Adjustment                              15
Continuation of Insurance                                          15
Basis of Computation                                               15

SURRENDER AND WITHDRAWAL PROVISIONS

Surrender                                                          16
Surrender Charge                                                   16
Withdrawals                                                        16

SEPARATE ACCOUNT PROVISIONS

Separate Account                                                   17
Divisions                                                          17
Transfers                                                          18
Optional Features                                                  18
Dollar Cost Averaging                                              18
Automatic Portfolio Rebalancing                                    19
Addition, Deletion or Substitution of Investments                  19

POLICY LOAN PROVISIONS

Policy Loans                                                       20
Types of Policy Loans (Type A and Type B)                          20
Policy Loan Interest                                               20
Policy Loan Repayment                                              20

Insured:          [JOHN DOE]

Owner:            [JOHN DOE]

Issue Date:       [01/01/2004]         Policy Number:     [12345678]
Policy Date:      [01/01/2004]         Premium Frequency: [ANNUAL]
Age/Sex at Issue: [35 MALE]            Death Benefit:     [OPTION I]


Rating Class:     [STANDARD - NON-TOBACCO USER]

Beneficiary:      AS STATED IN APPLICATION UNLESS LATER CHANGED


PLAN OF INSURANCE: FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

   INITIAL        PLANNED        MINIMUM          LOAD         TYPE A LOAN
   SPECIFIED     PERIODIC         ANNUAL          BASIS         THRESHOLD
   AMOUNT:        PREMIUM:       PREMIUM:         AMOUNT:        AMOUNT:
  $[100,000]    $ [750.00]     $ [663.60]      $ [1,229.00]   $ [17,888.14]

No premium payment may be less than: $[250.00] or $[50.00] if paid by electronic funds transfer.

Minimum Premium Period: The Minimum Premium Period begins on the Policy Date and terminates on the policy anniversary at the end of policy year [5].

Timely payment of the Planned Periodic Premiums may not be adequate to guarantee that the policy will remain in force. If the policy does not remain in force there will be no Death Benefit or Cash Surrender Value.

Interest Rates:

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of: [3.00]%
The policy Accumulation Value held in the General Account for policy loan collateral will earn interest daily at a minimum guaranteed effective annual rate of: [5.00]%.
Policy Loan Interest Rates

-Prior to the Insured's Attained Age 100:
 (i)Interest Rate Charged to Type A Policy Loans:    [5.00]%
 (ii)Interest Rate Charged to Type B Policy Loans:   [6.00]%
-On or After the Insured's Attained Age 100:
 Interest Rate Charged to Type A or B Policy Loans:  [5.00]%

Coverage Protection Guarantee Factors

Coverage Protection Monthly Premium  $[55.30]

Coverage Protection Guarantee Period  [January 1, 2004 - January 1, 2024]

See the Coverage Protection Guarantee provision for requirements to maintain the Coverage Protection Guarantee and conditions under which the guarantee will terminate.

Policy Expense Charges:

(1)  Premium Load: is a charge equal to [3.75]% of each premium paid.
(2) Premium Tax Charge: [2.50]% of each premium paid. This is an approximate average of actual taxes, assessments, fees and other charges We pay. The amount of tax assessed in Your state or in a municipality in Your state may be more or less than this charge.
(3) Federal Deferred Acquisition Cost (DAC Tax) Charge: [1.25]% of each premium paid.
(4)  Monthly Administrative Charge: $[10.00].
(5)  Cost of Insurance Charges: See Page 14.
(6)  Surrender Charge on Withdrawal, surrender or decrease in Specified Amount:
     See Page 16.
(7)  Monthly Acquisition Charge:
     (a) in policy year [1] and in the first [12] months following the effective date of an increase in Specified Amount: [2.00]% of the Load Basis Amount.
     (b) in policy year [2] and in the [13th through 24th] month following the effective date of an increase in Specified Amount: [1.00]% of the Load Basis Amount.
     The Load Basis Amount shown on Page 3 is based on the initial Specified Amount. The revised Load Basis Amount applicable to any increase will be shown on a supplemental policy specifications page. A decrease in Specified Amount will have no effect on the Monthly Acquisition Charge.
(8)  Mortality & Expense Risk Charge:
     (a) for policy years [1] through [25]is a charge not to exceed [.00205479]% daily on the assets in each division; this equals an annual rate of[.75]%.
     (c) for policy years [26] and thereafter is a charge not to exceed [.00164384]% daily on the assets in each division; this equals an annual rate of[.60]%.

Basis of Computation:

Minimum Cash Values in the General Account are based on the [1980] CSO Male or Female Mortality Tables with interest at [3.00]% per year. The equivalent monthly guaranteed interest rate factor is [1.00246627]%. The method used in computing Cash Values in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. The method used is such that if the Net Investment Factor, less one, for all divisions of the Separate Account, at all times from the Policy Date, is equal to an effective annual interest rate of [3.00]%, then the Cash Values in the Separate Account will be at least equal to the minimum Cash Values, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all Net Premiums have been allocated to the General Account.

        Table of Surrender Charges Per 1,000 of Initial Specified Amount

                                         CHARGE FOR
      POLICY YEAR                      FULL SURRENDER
       [1-5]                              [18.04]
       [6]                                [16.23]
       [7]                                [14.43]
       [8]                                [12.62]
       [9]                                [10.82]
       [10]                               [ 9.02]
       [11]                               [ 7.21]
       [12]                               [ 5.41]
       [13]                               [ 3.60]
       [14]                               [ 1.80]
       [15]                               [ 0.00]

The Surrender Charges above are based on the initial Specified Amount shown on Page 3. Additional Surrender Charges related to any increase in Specified Amount will begin from the effective date of the increase in coverage. These additional Surrender Charges will be shown on a supplemental policy specifications page.

                                       3A

     Separate Account:   [JPF Separate Account A].
                Funds:   [Jefferson Pilot Variable Fund, Inc.], [American
                         Century Variable Portfolios, Inc.], [American Funds
                         Insurance Series], [Fidelity Variable Insurance
                         Products Fund], [Franklin Templeton Variable Insurance
                         Products Trust], [Goldman Sachs Variable Insurance
                         Trust], [MFS Variable Insurance Trust], [PIMCO Variable
                         Insurance Trust], [ProFunds VP], [Scudder Investment
                         VIT Funds], [Vanguard Variable Insurance Fund, Inc.]

The Allocation Date is the later of 1) 25 days from the date We mail the Policy to the agent for delivery to You; or 2) the date We receive all administrative items needed to activate the Policy. Net Premiums received prior to the Allocation Date will be allocated to the General Account. On the Allocation Date the Accumulation Value in the General Account will be allocated to the divisions of the Separate Account if You have so specified. This transaction will be free of charge and will not be considered a transfer.

Allocation of Net Premium:

         [0.00%]  [JPVF GROWTH]
         [0.00%]  [JPVF SMALL COMPANY]
         [0.00%]  [JPVF MID-CAP GROWTH]
         [0.00%]  [JPVF STRATEGIC GROWTH]
         [0.00%]  [JPVF MID-CAP VALUE]
         [0.00%]  [JPVF CAPITAL GROWTH]
         [0.00%]  [JPVF SMALL-CAP VALUE]
         [0.00%]  [JPVF VALUE]
         [0.00%]  [JPVF INTERNATIONAL EQUITY]
         [0.00%]  [JPVF S&P 500 INDEX]
       [100.00%]  [JPVF WORLD GROWTH STOCK]
         [0.00%]  [JPVF HIGH YIELD BOND]
         [0.00%]  [JPVF BALANCED]
         [0.00%]  [JPVF MONEY MARKET]
         [0.00%]  [AMERICAN CENTURY VP INT'L. FD.]
         [0.00%]  [AMERICAN CENTURY VP VALUE]
         [0.00%]  [AMERICAN FUNDS GROWTH]
         [0.00%]  [AMERICAN FUNDS GROWTH-INCOME]
         [0.00%]  [FIDELITY VIP GROWTH]
         [0.00%]  [FIDELITY VIP MID CAP]
         [0.00%]  [FIDELITY VIP EQUITY-INCOME]
         [0.00%]  [FIDELITY VIP CONTRAFUND]
         [0.00%]  [FIDELITY VIP INVEST GRADE BOND]
         [0.00%]  [FRANKLIN SMALL CAP VALUE]
         [0.00%]  [TEMPLETON FOREIGN SEC. FD.]
         [0.00%]  [GOLDMAN SACHS CAPITAL GROWTH]
         [0.00%]  [MFS UTILITIES]
         [0.00%]  [PIMCO TOTAL RETURN]
         [0.00%]  [PROFUND VP ASIA 30]
         [0.00%]  [PROFUND VP EUROPE 30]
         [0.00%]  [PROFUND VP FINANCIAL]
         [0.00%]  [PROFUND VP HEALTHCARE]
         [0.00%]  [PROFUND VP LARGE-CAP GROWTH]
         [0.00%]  [PROFUND VP LARGE-CAP VALUE]
         [0.00%]  [PROFUND VP RISING RATES OPPORT]
         [0.00%]  [PROFUND VP SMALL-CAP GROWTH]
         [0.00%]  [PROFUND VP SMALL-CAP VALUE]
         [0.00%]  [PROFUND VP TECHNOLOGY]
         [0.00%]  [PROFUND VP US GOVERNMENT PLUS]
         [0.00%]  [SCUDDER VIT SMALL CAP INDEX]
         [0.00%]  [VANGUARD SMALL CO. GROWTH]
         [0.00%]  [VANGUARD MID-CAP INDEX]
         [0.00%]  [VANGUARD REIT INDEX]
         [0.00%]  GENERAL ACCOUNT


Withdrawal and Transfer Minimums and Charges:

Minimum amount that may be withdrawn: $[500.00]
Minimum amount that may be transferred: $[250.00]
Maximum charge for each transfer $[50.00]. Charge does not apply to the first [12] transfers in any Policy Year. You may make up to a maximum of [20] transfers per Policy Year.
Charge for each withdrawal: Lesser of [2%] of the Withdrawal or $[25.00]
Minimum Specified Amount after a withdrawal: $[25,000.00]
Minimum Division value or General Account value after a transfer: $[250.00] Limitations on transfers from the General Account: Permitted once every 180 days and limited to the lesser of:
(1) 25% of the Accumulation Value in the General Account not being held as loan collateral; or
(2)  $100,000.00

Policy Changes

Minimum increase or decrease in the Specified Amount: $[25,000.00]
Maximum Attained Age of Insured for increases: [85]
Minimum Specified Amount after a Change in Insurance Coverage: $[25,000.00]

                                       3B

Death Benefit Qualification Test: [Guideline Premium Test]


                            Table of Corridor Factors

ATTAINED            CORRIDOR
  AGE               FACTORS
 0-40                2.50
  41                 2.43
  42                 2.36
  43                 2.29
  44                 2.22

  45                 2.15
  46                 2.09
  47                 2.03
  48                 1.97
  49                 1.91

  50                 1.85
  51                 1.78
  52                 1.71
  53                 1.64
  54                 1.57

  55                 1.50
  56                 1.46
  57                 1.42
  58                 1.38
  59                 1.34

  60                 1.30
  61                 1.28
  62                 1.26
  63                 1.24
  64                 1.22

  65                 1.20
  66                 1.19
  67                 1.18
  68                 1.17
  69                 1.16

  70                 1.15
  71                 1.13
  72                 1.11
  73                 1.09
  74                 1.07

  75                 1.05
  76                 1.05
  77                 1.05
  78                 1.05
  79                 1.05

  80                 1.05
  81                 1.05
  82                 1.05
  83                 1.05
  84                 1.05

  85                 1.05
  86                 1.05
  87                 1.05
  88                 1.05
  89                 1.05

  90                 1.05
  91                 1.04
  92                 1.03
  93                 1.02
  94                 1.01

  95 AND OVER        1.00

Monthly Accumulation Value Adjustment Calculation Factors - See Page 15

General Account Factor  - will never be less than: [0.000008333]
Separate Account Factor - will never be less than: [0.00025]

-Monthly Accumulation Value Adjustment Threshold: Is the Guideline Single Premium for this policy at issue and is the same as is shown on Page 3 in the "Type A Loan Threshold Amount", as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Insurance Contracts Defined". If the Specified Amount decreases, the threshold will not change. If the Specified Amount increases the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the initial Specified Amount.

                                       3C

         Table of Monthly Guaranteed Cost of Insurance Rates Per $1,000
                            Policy Number [12345678]


If the Rating Class description shown on page 3 is shown as RATED then the mortality rates have been adjusted to include an additional amount for the rating.

 POLICY               MONTHLY
  YEAR                 RATE
    1                 0.17603
    2                 0.18689
    3                 0.20026
    4                 0.21530
    5                 0.23285

    6                 0.25208
    7                 0.27466
    8                 0.29724
    9                 0.32318
   10                 0.34996

   11                 0.38010
   12                 0.41110
   13                 0.44462
   14                 0.47983
   15                 0.51925

   16                 0.56121
   17                 0.61075
   18                 0.66621
   19                 0.72928
   20                 0.80082

   21                 0.87748
   22                 0.96098
   23                 1.04794
   24                 1.14092
   25                 1.24078

   26                 1.35180
   27                 1.47573
   28                 1.61601
   29                 1.77532
   30                 1.95290

   31                 2.14803
   32                 2.35654
   33                 2.57940
   34                 2.81673
   35                 3.07475

   36                 3.36496
   37                 3.69560
   38                 4.07684
   39                 4.51651
   40                 5.00848

   41                 5.54388
   42                 6.11368
   43                 6.71042
   44                 7.32921
   45                 7.98716

   46                 8.71042
   47                 9.52056
   48                10.44696
   49                11.50434
   50                12.67243

   51                13.92908
   52                15.25094
   53                16.62860
   54                18.05830
   55                19.54674

   56                21.11425
   57                22.79518
   58                24.65680
   59                26.82048
   60                29.66782

   61                33.93112
   62                41.27938
   63                56.03986
   64                83.33333
   65                83.33333

   66 and over       00.00000

DEFINITIONS

Terms or Definitions We identify or define here are some of the terms used throughout the contract. There are other terms which are explained or defined in other parts of the text.

ACCUMULATION VALUE - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in the divisions of the Separate Account.

AGE - The Insured's age, nearest birthday, on the Policy Date.

ATTAINED AGE - The Insured's age as measured from the Policy Date plus the number of completed Policy Years.

BENEFICIARY - The person or persons named by You to receive the Death Benefit proceeds upon the death of the Insured. The Beneficiary is as stated in the application unless later changed.

CASH VALUE - The Accumulation Value less any applicable Surrender Charge.

DEATH BENEFIT - The amount payable on the death of the Insured while the policy is in force. It is explained fully in the Death Benefit section.

DEBT - The principal of a policy loan together with interest due.

GENERAL ACCOUNT - All of the assets of Ours other than those held in separate investment accounts.

INSURED - The person whose life is insured under this policy.

INSURED'S ATTAINED AGE 100 - The policy anniversary nearest the Insured's Attained Age 100.

IRREVOCABLE BENEFICIARY - A Beneficiary, named by You as irrevocable, whose written consent is required for You to exercise any right specified in the policy.

ISSUE DATE - The date the policy is issued at Our Service Office as stated on Page 3.

MONTHLY ANNIVERSARY DAY - The same day in each month as the Policy Date.

NET PREMIUM - Equals premiums paid less the Premium Load, Premium Tax Charge and the Federal Deferred Acquisition Cost (DAC Tax) Charge as shown on Page 3.

NON-PARTICIPATING - No dividends will be paid on this policy.

NOTICE, ELECTION, REQUEST - Writings satisfactory to Us that have been received at Our Service Office. We will not be held responsible for any payment or other action We have taken before Your writings are recorded at Our Service Office.

POLICY DATE - The date We use to determine policy anniversaries and monetary values. If a requested Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 28th of such month.

POLICY YEAR - The first Policy Year is the twelve month period following the Policy Date. Each twelve month period thereafter makes up the next Policy Year.

SERVICE OFFICE - Our principal place of business as shown on Page 1.

SPECIFIED AMOUNT - The face amount of the policy as selected by You. This amount may be increased or decreased subject to the terms of the policy. The Death Benefit is based on the Specified Amount as described in the Death Benefit section.

SURRENDER CHARGE - A charge to the Accumulation Value in the event of surrender, Withdrawal or a decrease in Specified Amount.

SURRENDER VALUE - The Cash Value less any Debt.

VALUATION DATE - A day on which the net asset value of the shares of any of the portfolios and unit values of the divisions are determined. Valuation Dates currently occur on each day on which the New York Stock Exchange is open for trading.

VALUATION PERIOD - The interval between two consecutive Valuation Dates, commencing after the close of regular trading on the New York Stock Exchange on each Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

"WE", "OUR", "US" - The Company.

WITHDRAWAL - A payment to You of some portion of the Cash Value, it is fully explained in the Withdrawals provision.

"YOU", "YOUR" - The Owner of this policy.


OWNER AND BENEFICIARY

OWNER The Owner is shown on page 3 or in a rider attached to this policy. While the Insured is alive, the Owner may exercise every right and option and receive every benefit provided by this policy. These rights, however, are subject to the written consent of any Irrevocable Beneficiary.

BENEFICIARY The beneficiary is as stated in the application unless later changed.

CHANGE OF OWNER OR BENEFICIARY While the Insured is alive, the Owner or beneficiary may be changed. Any change will take effect as of the date the request is signed. The Insured need not be alive when the requested change is recorded at Our Service Office, however the requested change must be delivered to Us prior to the death of the Insured.

DEATH OF THE OWNER OR BENEFICIARY If an Owner other than the Insured dies while the Insured is living, all rights and options of the Owner will belong to the Owner's executors or administrators or to the Owner's successor in interest (if the Owner is a non-natural person) unless otherwise provided. The interest of any beneficiary, including any Irrevocable Beneficiary, who dies before the Insured, will belong to the Owner unless otherwise provided.

GENERAL PROVISIONS

THE CONTRACT - This policy is issued in consideration of the application and payment of the initial premium. This policy, the attached copy of the application and/or endorsements, and any attached supplemental applications and riders form the entire contract. All statements made by or for the Insured are, in the absence of fraud, considered to be representations and not warranties. We will not use any statement by or for the Insured to void this policy or to deny a claim unless it is contained in the application.

POLICY CHANGES - Only an authorized Officer of the Company can change the terms or waive provisions of this policy. A change must be in writing.

INCONTESTABILITY - We will not contest this policy after it has been in force during the Insured's lifetime for 2 years from the Issue Date. An increase in the Specified Amount will not be contested after it has been in force during the Insured's lifetime for 2 years from its effective date.

SUICIDE - If the Insured, while sane or insane, commits suicide within 2 years from the Issue Date, the amount payable will be no more than the sum of the premiums paid less any Debt and any Withdrawals.

If the Insured, while sane or insane, commits suicide within 2 years from the effective date of an increase in the Specified Amount, the amount payable under such increase will be the sum of the monthly deductions for such increase. The amount payable under this provision will be paid to the Beneficiary. Any amount payable will first be used to pay the interest of anyone to whom this policy has been assigned.

MISSTATEMENT OF AGE OR SEX - If the age or sex of the Insured has been misstated in the application, We will adjust the Death Benefit to reflect the correct age or sex. In such event, the Death Benefit We will pay will be equal to:

(1) The Accumulation Value on the date of death of the Insured less any outstanding Debt; plus
(2) The Death Benefit, less the Accumulation Value on the date of death of the Insured, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age and sex.

If the Insured's age or sex has been misstated in the application the amount payable under any rider by reason of death of the Insured shall be the amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct age or sex.

ASSIGNMENT - You may assign this policy. We are not bound by an assignment unless We receive notice of it at Our Service Office prior to the payment of any benefits by Us. Policy rights and benefits are subject to any assignment. We are not obliged to see that an assignment is valid or sufficient.

COVERAGE PROTECTION GUARANTEE - The coverage protection monthly premium and the coverage protection guarantee period, if applicable, are shown on Page 3 for policies with Death Benefit Option I and Death Benefit Option II. The coverage protection guarantee does not apply to Death Benefit Option III policies. The guarantee also does not apply to policies if an Automatic Increase Rider is attached. The coverage protection monthly premium used to satisfy the coverage protection monthly test during the coverage protection guarantee period is shown on Page 3. The policy will not terminate according to the Grace Period provision during the coverage protection guarantee period if the coverage protection guarantee provision is in effect and the coverage protection guarantee test is met.

The coverage protection guarantee test is met if (1) minus (2) minus (3) is greater than or equal to (4), where:

(1)  is the total of the premiums paid;
(2)  is any Withdrawals;
(3)  is any Debt;
(4) is the cumulative coverage protection premiums applicable during the coverage protection guarantee period as shown on Page 3.

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The coverage protection guarantee provision will terminate on the earliest of the following dates:

1. the expiration of the coverage protection guarantee period as shown on Page
   3;
2. a change in Death Benefit Option from Option I to Option II;
3. the date the policy terminates even if it is subsequently reinstated;
4. the date that continued payment of the coverage protection monthly premium would result in the policy failing to qualify as life insurance under the Internal Revenue Code. This could occur if a decrease in Specified Amount, change from Death Benefit Option II to Option I or deletion of riders results in a decrease in the guideline level premium.

Increases in Specified Amount for the policy or any attached rider or the addition of riders may increase the amount of the coverage protection monthly premium. Decreases in the Specified Amount, the deletion of riders or a change from Death Benefit Option II to Option I will have no effect on the amount of the coverage protection premium unless such change results in a decrease in the guideline level premium as specified in 4. above.

PROCEEDS - Is the amount payable on surrender or on the death of the Insured. Proceeds payable on the date of surrender will be the Surrender Value. Proceeds payable on the death of the Insured will be in accordance with the Death Benefit provisions. Proceeds are subject to any adjustments provided in the Incontestability, Suicide and Misstatement of Age or Sex provisions and the restrictions below.

PAYMENT OF PROCEEDS - When the Insured dies while the policy is in force, policy proceeds may be paid in a lump sum or left with Us for payment under a settlement option that We make available.

The amount applied under an option for the benefit of any beneficiary must be at least $2,500. The amount of each payment under an option must be at least $50.

You may make, change or revoke an election at any time while the Insured is alive. Following the death of the Insured, the beneficiary may elect an option if You have not elected one or if proceeds are payable in one sum. A beneficiary may make a change in payment under a settlement option You elect only if You provided for it in Your election.

A change of beneficiary automatically cancels a previous election of a settlement option.

If this policy is assigned, the assignee's portion of proceeds will be paid in one sum. Any balance of proceeds may be applied under a settlement option.

To the extent allowed by law, all payments under the policy will be free from creditor claims or legal process.

POSTPONEMENT OF PAYMENT - We will usually pay any amounts payable on surrender, Withdrawal or policy loan allocated to the Separate Account within 7 days after written notice is received. We will usually pay any Death Benefit proceeds within seven days after We receive due proof of the death of the Insured. Payment of any amount payable on surrender, Withdrawal, policy loan or death may be postponed whenever: (1) The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;
(2) The Securities and Exchange Commission, by order, permits postponement for the protection of policyowners; or (3) An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account. Transfers may also be postponed under the above circumstances.

We may defer the portion of any transfer, amount payable on surrender, Withdrawal or policy loan from the General Account for not more than 6 months. However, no payment from the General Account to pay premiums on policies with Us will be deferred.

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COMPLIANCE WITH THE INTERNAL REVENUE CODE - The policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by the policy is intended to qualify for the Federal income tax exclusion. If at any time the premium paid under the policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date
We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds. We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause the policy to fail to qualify as life insurance under the Internal Revenue Code.

MODIFIED ENDOWMENT - The policy will be allowed to become a Modified Endowment contract under the Internal Revenue Code only with Your consent. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified endowment contract status, We will refund the excess premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds.

ANNUAL SUMMARY - At least once each Policy Year, without charge, We will send You a report showing at least the current Cash Value, the value of the General Account and each division of the Separate Account applicable to the policy, premiums paid, incurred charges, and any outstanding policy loans for the period covered by the report. We will also furnish any other reports and information required by applicable law, rules and regulations.

ILLUSTRATION OF BENEFITS AND VALUES - Upon request, We will provide illustrations of Death Benefits and Cash Values at any time after the Policy Date. The first illustration in any Policy Year will be furnished free of charge. If You request more than one illustration in a Policy Year We may charge a fee not to exceed $50.00.

OTHER TAXES - We reserve the right to make a charge for Federal, state or local taxes that may be attributable to the Separate Account or to Our operations with respect to this policy if We incur any increase in such taxes.

TERMINATION - All coverage under the policy will end on the date any one of the following events occurs:

(1)  You request in writing that coverage end;
(2)  The Insured dies; or
(3)  The Grace Period ends without payment of a sufficient premium.

PREMIUM PROVISIONS

PREMIUM PAYMENTS - The initial premium is due and payable on the Policy Date and is payable on or before the delivery of the policy. The initial premium may not be less than the minimum initial premium. The minimum initial premium is equal to the Minimum Annual Premium, as shown on Page 3, divided by 6. No subsequent premium payment may be less than as shown on Page 3. After the initial premium is paid any subsequent premiums can be paid at any time. All premiums are payable in advance at Our Service Office or to Our authorized agent. A receipt signed by one of Our Officers will be provided upon request.

MINIMUM PREMIUM - The Minimum Annual Premium and the period for which it applies are shown on Page 3. The policy may terminate in accordance with the Continuation of Insurance provision during the period shown if the cumulative premium paid is less than the cumulative Minimum Premium due. The cumulative premium paid is equal to the sum of all premiums paid under the policy since the Policy Date, less any Debt and Withdrawals. The cumulative Minimum Premium due is equal to the Minimum Annual Premium shown on Page 3, divided by twelve, and multiplied by the number of completed policy months. During the first 2 policy months the cumulative Minimum Premium requirement is met through payment of the minimum initial premium on the Policy Date.

Increases in the Specified Amount or the addition of riders may increase the amount of the Minimum Annual Premium. Decreases in the Specified Amount or the deletion of riders will have no effect on the amount of Minimum Annual Premium. If the policy terminates in accordance with the Grace Period provision and is subsequently reinstated, this provision will no longer apply.

PLANNED PERIODIC PREMIUM AND PREMIUM FREQUENCY - The Planned Periodic Premium and Premium Frequency, as shown on Page 3, are selected by You. The Planned Periodic Premium is the amount of premium You intend to pay. The Premium Frequency is how often You intend to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is Your option.

We will send You Planned Periodic Premium payment reminder notices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due will not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by You by providing Us with written notification.

No premium payment may be less than as shown on Page 3.

Payment of a Planned Periodic Premium may not prevent the policy from terminating. Failure to pay a Planned Periodic Premium will not, in itself, cause the policy to terminate. The policy will terminate only if the conditions occur as described in the Grace Period provision.

Planned Periodic Premium payments may be made until the earlier of the death of the Insured or the Insured's Attained Age 100.

ALLOCATION OF NET PREMIUMS - You will determine the allocation of the Net Premiums among the General Account and the divisions of the Separate Account. The minimum percentage that may be allocated to any of these accounts is 5%.

UNSCHEDULED PREMIUMS - Premium payments in addition to the Planned Periodic Premium may be made until the earlier of the death of the Insured or the Insured's Attained Age 100.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium, received at the Premium Frequency, will be applied as premium. Premium payments in excess of the Planned Periodic Premium or premium payments received other than at the Premium Frequency will first be applied as policy loan repayments, then as premium when the Debt is repaid.

PREMIUM LIMITATION - We reserve the right to limit the amount of premiums paid in accordance with the Compliance with the Internal Revenue Code and Modified Endowment provisions. We also reserve the right to require evidence of insurability satisfactory to Us for any premium payment that would result in an immediate increase in the difference between the Death Benefit and the Accumulation Value. If satisfactory evidence of insurability is not received, the premium or portion thereof may be returned.

GRACE PERIOD - A Grace Period of 61 days will be permitted for payment of the minimum amount needed to continue the policy. We will notify You and any assignee of the minimum amount due at least 30 days before the end of the Grace Period. The policy will enter the Grace Period if, on a Monthly Anniversary Day:

(1) the Surrender Value is insufficient to cover the cost of the monthly deduction due on the Monthly Anniversary Day; and
(2) the cumulative Minimum Premium requirement is not met which is applicable during the Minimum Premium Period; and
(3) the coverage protection guarantee provision has not previously terminated and the coverage protection guarantee test is not met which is applicable during the coverage protection guarantee period.

We will require payment of the lesser of (1), (2) or (3) where:

(1) is an amount required to cover the cost of at least three monthly deductions;
(2) is an amount sufficient to satisfy the cumulative Minimum Premium requirement on the Monthly Anniversary Day immediately following the end of the Grace Period, which is applicable during the Minimum Premium Period; and
(3) is an amount sufficient to satisfy the coverage protection guarantee test on the Monthly Anniversary Day immediately following the end of the Grace Period, which is applicable during the coverage protection guarantee period.

If the minimum amount needed is not provided, the policy will terminate without value at the end of such period. If the Insured dies during the Grace Period, We will deduct any amount due and unpaid during the Grace Period from the proceeds of the policy.

REINSTATEMENT - You may apply to reinstate this policy after it has terminated provided this policy has not been surrendered for its Surrender Value. We will reinstate the policy if We receive:

(1) Your written request for reinstatement within five years after the end of the Grace Period and prior to the Insured's Attained Age 100;
(2)  evidence of insurability satisfactory to Us;
(3) payment of a premium large enough, after deduction of any policy expense charges, to restore the Cash Value to an amount sufficient to cover the cost of monthly deductions to keep the policy in force for at least 3 policy months following the effective date of reinstatement; and
(4) payment or reinstatement of any Debt against the policy which existed on the date of termination.

The effective date of a reinstated policy or the Reinstatement Date is the date We approve the application for reinstatement. The Accumulation Value of the policy on the Reinstatement Date shall be the Accumulation Value on the date of termination plus the premium received to reinstate the policy. Any Surrender Charges in effect on reinstatement shall be as defined in the Surrender Charge provision based on the original Policy Date. If a policy terminates and is subsequently reinstated the Minimum Premium provision and the Coverage Protection Guarantee provision will no longer apply.

We will not contest this policy for misrepresentations made in the application for reinstatement after this policy has been in force during the lifetime of the Insured for 2 years from the date of last reinstatement.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT - The death benefit of this policy is the larger of:

   (a) the death benefit as calculated under the Death Benefit Option in effect; or
   (b) the Accumulation Value on the date of death multiplied by the corridor factor shown in the Table of Corridor Factors on Page 3.

DEATH BENEFIT QUALIFICATION TEST - This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by this policy is intended to qualify for the Federal income tax exclusion. Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this policy is shown on Page 3 and cannot be changed. Unless You elected otherwise, the Death Benefit Qualification Test is the Guideline Premium Test.

DEATH BENEFIT OPTIONS - There are three Death Benefit Options as described in this provision. The Death Benefit Option for the policy is shown on Page 3.

   - OPTION I - The Death Benefit equals the Specified Amount. The Death Benefit is never less than the Specified Amount.

   - OPTION II - The Death Benefit equals the Specified Amount plus the Accumulation Value on the date of death. The Death Benefit is never less than the Specified Amount.

   - OPTION III - The Death Benefit equals the Specified Amount plus the total of the premiums paid less the total of any Withdrawals taken to the date of death. If the total of the Withdrawals is greater than the total of premiums paid, then the Death Benefit will be less than the Specified Amount.

The Death Benefit payable on the death of the Insured will be reduced by any Debt on the date of death.

CHANGES IN INSURANCE COVERAGE - Upon request, the insurance coverage may be changed as described in this provision. Changes will be effective on the Monthly Anniversary Day on or next following the date of approval by Us of the request for the change, unless another date acceptable to Us is requested.

   - INCREASES IN SPECIFIED AMOUNT An increase in Specified Amount may be made after the first policy anniversary, unless funds are received after the policy is issued as a result of a 1035 exchange and the increase in the first Policy Year is needed for the policy to avoid becoming a Modified Endowment contract. The Maximum Attained Age for an increase and the minimum amount of an increase are as shown on Page 3. At least 12 months must elapse between requested increases. If a change would result in an increase in the amount payable at death, such change will be subject to satisfactory evidence of insurability. An increase will be subject to the Acquisition Charge described in the Monthly Deduction provision.

   - DECREASES IN SPECIFIED AMOUNT A decrease in Specified Amount may be made after the first policy anniversary and prior to Attained Age 100. The minimum amount of a decrease is as shown on Page 3. The Specified Amount may not be decreased below the minimum shown on Page 3. At least 12 months must elapse between requested decreases. Any such decrease will be deducted in the following order: (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; (c) from the initial Specified Amount. A partial surrender charge will be applied as specified in the Surrender Charge provision.

   - CHANGES IN DEATH BENEFIT OPTION A change in Death Benefit Option may be made after the second policy anniversary and prior to Attained Age 100. You may request a change in the Death Benefit Option to Option I or Option II. Changes to Option III are not permitted. If a change would result in an increase in the amount payable at death, such change will be subject to evidence of insurability satisfactory to Us. Any resulting decrease in Specified Amount may be subject to a partial Surrender Charge as described in the Surrender Charge provision.

CONTINUATION OF POLICY AFTER AGE 100 - If the policy is in force at the Insured's Attained Age 100 (but not in the Grace Period), the following will occur:

   (1) Your policy will continue in force for the lifetime of the Insured unless You surrender the policy;
   (2)  the Death Benefit Option in effect may not be changed;
   (3)  no further premiums will be accepted;
   (4)  no further Monthly Deductions will be taken;
   (5)  the Monthly Accumulation Value Adjustment will no longer apply;
   (6) the interest rate charged to Type A and B Policy Loans will be set equal to the rate credited to the portion of the Accumulation Value in the General Account being held as policy loan collateral; and
   (7) any riders attached to the policy will terminate as stipulated in the rider's Termination provision.

POLICY VALUE PROVISIONS

GENERAL ACCOUNT ACCUMULATION VALUE - The Accumulation Value in the General Account on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each Monthly Anniversary Day, the Accumulation Value in the General Account is equal to (1) plus (2) plus (3) plus (4) plus (5) minus (6) minus (7) minus
(8) where:

(1) is the Accumulation Value in the General Account on the preceding Monthly Anniversary Day;
(2)  is one month's interest on item (1);
(3) is the portion of any Net Premium received and allocated to the General Account since the preceding Monthly Anniversary Day plus interest from the date the Net Premium is received to the Monthly Anniversary Day;
(4) is the portion of any Monthly Accumulation Value Adjustment allocated to the Accumulation Value in the General Account plus one month's interest;
(5) is the sum of all Accumulation Values transferred to the General Account from a division of the Separate Account since the preceding Monthly Anniversary Day plus interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;
(6) is the sum of all Accumulation Values transferred from the General Account to a division of the Separate Account since the preceding Monthly Anniversary Day and interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;
(7) is all Withdrawals from the General Account since the preceding Monthly Anniversary Day plus interest from the date of Withdrawal to the Monthly Anniversary Day; and
(8) is the portion of the monthly deduction allocated to the Accumulation Value in the General Account to cover the policy month following the Monthly Anniversary Day.

On any date other than a Monthly Anniversary Day, the Accumulation Value will be calculated on a consistent basis.

GENERAL ACCOUNT INTEREST RATE - The Accumulation Value in the General Account will earn interest daily at the guaranteed minimum effective annual rate as shown on Page 3. Interest in excess of the guaranteed minimum rate may be applied in the calculation of the Accumulation Value at such increased rates as We may determine. The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at the effective annual rate as shown on Page 3.

SEPARATE ACCOUNT ACCUMULATION VALUES - The Accumulation Value in each division on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's Accumulation Value in that division.

At the end of each Valuation Period after the Policy Date, the policy's Accumulation Value in a division is equal to (1) plus (2) plus (3) minus (4) minus (5) minus (6) where:

(1) is the Accumulation Value in the division on the preceding Valuation Date multiplied by the Net Investment Factor for the current Valuation Period;
(2) is any Net Premium received during the current Valuation Period which is allocated to the division;
(3) is all Accumulation Values transferred to the division from another division or the General Account during the current Valuation Period;
(4) is all Accumulation Values transferred from the division to another division or the General Account and Accumulation Values transferred to secure a policy Debt during the current Valuation Period; and
(5)  is all Withdrawals from the division during the current Valuation Period;
     and
(6) is charges, if any, that may be assessed by Us for taxes attributable to the operation of the Separate Account.

In addition, whenever a Valuation Period includes the Monthly Anniversary Day, the Accumulation Value at the end of such period is reduced by the portion of the monthly deduction allocated to the division and increased by the portion of any Monthly Accumulation Value Adjustment allocated to the Accumulation Value in the Separate Account.

NET INVESTMENT FACTOR - We calculate the Net Investment Factor for a Valuation Period for each division by dividing (1) by (2) and subtracting (3) from the result, where:

(1)  is the sum of:
      (a) the net asset value of a Fund share held in the Separate Account for that division determined at the end of the current Valuation Period; plus
      (b) the per share amount of any dividend or capital gain distributions made for shares held in the Separate Account for that division if the ex-dividend date occurs during the Valuation Period;
(2) is the net asset value of a Fund share held in the Separate Account for that division determined as of the end of the preceding Valuation Period; and
(3) is the daily charge representing the Mortality & Expense Risk Charge as shown on Page 3. This charge is equal, on an annual basis, to the percentage shown on Page 3 of the daily net asset value of Fund shares held in the Separate Account for that division.

The Net Investment Factor may be greater than, less than, or equal to 1. This being the case, values in a division may increase or decrease from Valuation Period to Valuation Period.

MONTHLY DEDUCTION - The monthly deduction for a policy month shall be calculated as (1) plus (2) plus (3) where:

(1)  is the Monthly Administrative Charge shown on Page 3.
(2) is the cost of insurance described herein and the cost of additional benefits provided by rider for the policy month;
(3)  is the Monthly Acquisition Charge shown on Page 3.

You may specify how the monthly deduction for a policy month will be allocated among the General Account or a division of the Separate Account. If not specified, the monthly deduction for a policy month will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account less any Debt and in each division bears to the total Accumulation Value of the policy, less any Debt at the beginning of the policy month.

If there is an increase in the Specified Amount a Monthly Acquisition Charge will be applied as shown on Page 3.

COST OF INSURANCE - The cost of insurance is determined on a monthly basis. The cost of insurance is determined separately for the initial Specified Amount and each subsequent increase in Specified Amount. The cost of insurance is calculated as (1), multiplied by the result of (2) minus (3), where:

(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision;
(2) is the Death Benefit at the beginning of the policy month, before reduction for any Debt, divided by the monthly guaranteed interest rate factor shown on Page 3;
(3) is the Accumulation Value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

COST OF INSURANCE RATES - The monthly cost of insurance rate is based on the Policy Year and the sex and rating class of the Insured. Monthly cost of insurance rates will be determined by Us based upon future expectations as to investment earnings, mortality experience, persistency, a provision for amortization of sales charges, expenses (including reinsurance costs) and taxes.

CHANGES IN INTEREST AND COST OF INSURANCE RATES - At Our sole discretion We may change the interest rate in excess of the rate guaranteed to be credited to the General Account and the monthly cost of insurance rates. We will base any change on Our future expectations as to investment earnings, mortality experience, persistency, a provision for amortization of sales charges, expenses (including reinsurance costs) and taxes.

Any change in cost of insurance rates will apply to all Insureds of the same Attained Age, sex, rating class and duration. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on Page 4.

Such guaranteed maximum rates are based on the mortality table as specified on Page 3.

MONTHLY ACCUMULATION VALUE ADJUSTMENT - A Monthly Accumulation Value Adjustment will be calculated for the General Account and the Separate Account as follows:

General Account - The adjustment is calculated in policy year 11 and thereafter as (1) multiplied by the result of (2) minus (3), but not less than zero, where:

     (1) is the General Account Monthly Accumulation Value Adjustment Factor as shown on Page 3;
     (2) is the Accumulation Value in the General Account at the beginning of the Policy Year;
     (3) is the outstanding Type B Loan balance at the beginning of the Policy Year.

Separate Account - The adjustment is calculated in policy year 2 and thereafter as (1) multiplied by the result of (2) plus (3) minus (4), but not less than zero, where:

     (1) is the Separate Account Monthly Accumulation Value Adjustment Factor as shown on Page 3;
     (2) is the Accumulation Value in the Separate Account at the beginning of the Policy Year;
     (3) is the outstanding Type B Loan balance at the beginning of the Policy Year; and
     (4) is the Monthly Accumulation Value Adjustment Threshold as specified on Page 3.

The total of the adjustment(s) calculated will be allocated among the General Account and the divisions of the Separate Account proportionately to the allocation of Net Premiums commencing in the second policy year.

CONTINUATION OF INSURANCE - This policy and all its riders will continue in force according to the terms of coverage as long as the Surrender Value is sufficient to cover the monthly deduction. If the Surrender Value is not sufficient, then the policy and all riders will continue in force as long as:

     (1) the cumulative Minimum Premium requirement has been met during the Minimum Premium Period; or
     (2) the coverage protection guarantee test has been met during the coverage protection guarantee period;

otherwise the policy will terminate according to the Grace Period provision. If premiums are discontinued on any date, the value on that date will be used to provide insurance under this provision.

BASIS OF COMPUTATION - The basis of computation for minimum cash values is fully explained on Page 3. The values for this policy are at least equal to the minimum required by law. If required, a detailed statement of the method used to determine cash values and reserves has been filed with the jurisdiction in which this policy is delivered.

SURRENDER AND WITHDRAWAL PROVISIONS

SURRENDER - Upon written request and while the Insured is living, You may surrender the policy for the Surrender Value.

The amount payable will be the Surrender Value as of the date We receive Your written request. Should the death of the Insured occur after the date of written request but prior to the date We receive the written request, the surrender request will be considered void and the terms of the Death Benefit provisions will apply.

SURRENDER CHARGE - The charge for surrender of the policy is the amount shown on Page 3 for the initial Specified Amount and the applicable Policy Year. Additional surrender charges related to any increases in the Specified Amount will apply from the effective date of the increase. There will be a partial charge while such charges are in effect if there is a decrease in the Specified Amount as a result of 1) Your request to decrease the Specified Amount, or 2) Your request for a Withdrawal that results in a decrease in Specified Amount due to the Death Benefit Option in effect at the time of the request.

Surrender charges are computed based on the number of thousands of Specified Amount. The partial charge for a decrease in Specified Amount will be based on the per thousand charge for the number of thousands of the decrease. The partial charge for a decrease in Specified Amount as a result of Your request for a decrease will be processed as a Withdrawal as outlined in the Withdrawals provision. The partial charge for a decrease in the Specified Amount as a result of Your request for a Withdrawal will be processed as an increase to the Withdrawal, as outlined in the Withdrawals provision.

WITHDRAWALS - Upon written request You may make a Withdrawal from the policy. Any Withdrawal is subject to the following conditions:

(1) the amount of the Withdrawal plus the charge for the Withdrawal as shown on Page 3 may not exceed the Surrender Value;

(2)  the minimum amount that may be withdrawn is shown on Page 3;

(3)  a charge as shown on Page 3 will apply to each Withdrawal;

(4) We will deduct the amount of the Withdrawal, plus the charge for the Withdrawal as shown on Page 3 as well as a proportionate surrender charge if applicable, from the Accumulation Value. Such proportionate surrender charge will be applicable to a Withdrawal resulting from or resulting in a decrease in Specified Amount during the applicable surrender charge period.

(5) the Death Benefit will be reduced by an amount equal to the reduction in the Accumulation Value. The Specified Amount will be reduced if the Death Benefit is Option I by an amount equal to the reduction in the Accumulation Value. If Death Benefit Option III is in effect and the total of the Withdrawals is greater than the premiums paid, then the Death Benefit will be less than the Specified Amount. The minimum Specified Amount remaining in force after any Withdrawal must be as shown on Page 3.

You may allocate the Withdrawal among the General Account and the divisions of the Separate Account.

If You do not specify the allocation, then the Withdrawal will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account, less any Debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any Debt, on the date of Withdrawal.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The variable benefits under the policy are provided through investments in the Separate Account, as shown on Page 3. We established the Separate Account as a separate investment account to support variable life insurance contracts. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

The assets of the Separate Account are owned by Us. However, these assets are not part of Our General Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the account without regard to Our other income, gains or losses.

Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business We may conduct. Such assets shall not be available to general creditors of Ours in the event of Our insolvency to the full extent permitted by applicable law. We shall have the right to transfer to Our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of Our state of domicile.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Our state of domicile. The approval process in on file with the Insurance Commissioner of the state in which the policy was delivered.

DIVISIONS - The Separate Account has several divisions. Each division will buy shares of a separate series of the Funds as defined on Page 3. Each series represents a separate investment portfolio of the Funds. All divisions of the Separate Account are shown on Page 3. You will determine the percentage of Net Premiums which will be allocated to each division. No less than 5% of the Net Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100. The sum of the Net Premium allocation percentages must equal 100.

Income, gains and losses, whether or not realized, from the assets of the Separate Account are credited to or charged against that division without regard to income, gains or losses in other divisions of the Separate Account or in the General Account.

We will value the assets of each division of the Separate Account at the end of each Valuation Period.

TRANSFERS - You may transfer amounts between the General Account and the divisions of the Separate Account in a form and manner acceptable to Us. The amount available for transfer from the General Account or a division is the value of the General Account or the division as of the end of the Valuation Period during which We receive all the requirements for the transaction. The minimum amount that may be transferred and the minimum amount that must remain in the General Account and in each division after the transfer is specified on Page 3. No amounts under this minimum amount may be transferred out of any division of the Separate Account unless such lesser amount constitutes the entire balance. A transfer charge as specified on Page 3 will be imposed each time amounts are transferred, except with respect to policy loans and the first 12 transfers of each Policy Year. The transfer charge will be deducted from the amount that is transferred. We will make transfers so that the Accumulation Value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. The maximum number of transfers in a Policy Year is stipulated on page 3. We may revoke or modify the transfer privilege at any time.

As long as any portion of the policy's Accumulation Value is allocated to a division of the Separate Account, the policy's Accumulation Value and Cash Value will reflect the investment performance of the chosen division(s) of the Separate Account. The Death Benefit may also reflect the performance of the chosen division(s) of the Separate Account.

At any time, You may transfer 100% of the policy's Accumulation Value to the General Account.

No transfer charge will be imposed for a transfer of the total Accumulation Value in the Separate Account to the General Account. However, any transfer from the General Account to the division(s) of the Separate Account will be subject to the transfer charge.

OPTIONAL FEATURES - Dollar Cost Averaging and Automatic Portfolio Rebalancing are two optional features available under the policy. You may not elect to have Dollar Cost Averaging and Automatic Portfolio Rebalancing at the same time. Transfers and/or adjustments pursuant to either of these features will occur on the Monthly Anniversary Day in the month in which the transaction is to take place or the next succeeding business day if the Monthly Anniversary Day falls on a holiday or a weekend. The applicable authorization form must be on file with Us before either feature may begin. Neither feature guarantees profits nor protects against losses. These features are currently available at no charge, however, We reserve the right to assess a charge to either or both of these features, no greater than cost and with 30 days advance notice to You. We reserve the right to modify the terms and conditions of these features upon 30 days advance notice to You.

DOLLAR COST AVERAGING - Under this feature, You deposit a "Designated Amount", subject to a minimum of $3,000, into a "Repository Account" (Money Market Division of the Separate Account or the General Account) and elect to have a specified "Periodic Transfer Amount" automatically transferred to one or more divisions of the Separate Account on a monthly, quarterly or semi-annual basis. This feature allows You to systematically allocate Net Premiums to divisions of the Separate Account at various prices which may be higher or lower than the price You would pay if You allocated the entire amount at one time and at one price. Each Periodic Transfer Amount is subject to a minimum of $250. A minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. We reserve the right to change these minimum amounts at Our discretion. If a transfer would reduce Accumulation Value in the Repository Account to less than the Periodic Transfer Amount, We reserve the right to include such remaining Accumulation Value in the amount transferred.

The feature will continue until You give notification of cancellation of the feature.

AUTOMATIC PORTFOLIO REBALANCING - This feature provides a method for establishing fixed proportions between various types of allocations on a systematic basis. Under this feature, Your allocation between divisions of the Separate Account and the General Account will be automatically re-adjusted to the desired allocation, subject to a minimum of 5% per division or General Account, on a quarterly, semi-annual or annual basis. Automatic readjustments will continue until You provide Us with notification of a change in allocation or cancellation of the feature.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS - We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any series of the Funds and to substitute shares of another series of the Funds or of another open-ended, registered investment company, if the shares or series are no longer available for investment or if in our judgment, further investment in any eligible series should become inappropriate in view of the purposes of the policy.

We will not substitute any shares attributable to Your interest in a division of the Separate Account without notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by policyowners.

We reserve the right to establish additional divisions of the Separate Account, each of which would invest in a new series of the Funds or in shares of another open-end, registered investment company. We reserve the right to eliminate existing divisions of the Separate Account. We also reserve the right to transfer assets of the Separate Account to another Separate Account of Ours or of an affiliated life insurance company.

If We consider it to be in the best interest of persons having voting privileges under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940; or it may be deregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.

POLICY LOAN PROVISIONS

POLICY LOANS - A loan will be granted at any time, upon the sole security of the portion of the Cash Value required to repay the loan. The maximum loan amount will vary based upon the Attained Age of the Insured on the date of the loan as follows: 90% of the Cash Value on the date of the loan through Insured's Attained Age 65 - increasing by 1% for every year thereafter to Insured's Attained Age 74 and 100% for Attained Age 75 and over. Any prior Debt to Us against the policy will be deducted from the amount available for loan.

You may allocate the policy loan among the General Account and the divisions of the Separate Account. If You do not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account, less any Debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any Debt, on the date of the policy loan. Accumulation Value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the Accumulation Value in that division. If loan interest is not paid when due, an amount of Accumulation Value equal to the loan interest will also be transferred.

If the Debt exceeds the policy's Accumulation Value in the General Account, We will transfer Accumulation Value equal to the excess Debt from the divisions of the Separate Account to the General Account as security for the excess Debt. The amount transferred will be allocated among the divisions in the same proportion that the Accumulation Value in each division bears to the policy's total Accumulation Value in all divisions of the Separate Account.

TYPES OF POLICY LOANS - There are two (2) types of policy loans which We will grant to You - Type A and Type B. The type of loan which We will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is the applicable percentage of the Cash Value based on the Attained Age of the Insured, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is as shown on Page 3 and is the Guideline Single Premium for the policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Life Insurance Contract Defined." If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken exceeds the loan requested. A Type B loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A loan equal to the unloaned Type A balance will be granted by Us. The remainder of the requested loan will be a Type B loan. We will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

POLICY LOAN INTEREST - The interest charged by Us on a policy loan depends upon the type of loan granted and the Attained Age of the Insured. The policy loan interest rates are as shown on Page 3. Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest is payable at the end of each Policy Year. Interest unpaid on a policy anniversary is added to and becomes part of the loan principal and bears interest at the same rate.

POLICY LOAN REPAYMENT - Any Debt may be repaid, in whole or in part, at any time while the policy is in force. Repayments will be used to reduce policy loans until fully paid in the following order:

(1)  Any or all Type B Loans: then
(2)  Any or all Type A Loans.

When a loan repayment is made, Accumulation Value securing the Debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of the Separate Account using the same percentages used to allocate Net Premiums. If the total Debt equals or exceeds the Cash Value at any time, the policy will terminate. The policy will not terminate until 61 days after notice has been mailed to You and to the assignee, if any, at the address last reported to Us.

[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

Service Office: One Granite Place, P.O. Box 515, Concord, New Hampshire
03302-0515


                         OVERLOAN PROTECTION ENDORSEMENT

This Endorsement is a part of this policy and it takes effect on the Policy Date. This Endorsement is subject to the terms and conditions of this policy unless otherwise stated herein.

Notwithstanding any provision to the contrary contained in this policy, if the following Conditions are met the Overloan Protection feature of this Endorsement will take effect as described herein. The Overloan Protection Endorsement is not applicable to policies using the Cash Value Accumulation method for the Death Benefit Qualification Test. For the purposes of the Overloan Protection Endorsement, all references to "Specified Amount" shall include the Specified Amount of any Supplemental Coverage Rider.

CONDITIONS

     1)   this policy has been in force for at least 20 Policy Years;
     2)   the Insured's Attained Age is 65 or older;
     3) the Surrender Value is insufficient to cover the cost of a monthly deduction;
     4)   Debt is larger than the initial Specified Amount;
     5)   Debt is larger than the current Specified Amount; and
     6)   Death Benefit Option I must be in effect.

If the Conditions described above have all been met, any riders or benefits attached to this policy will terminate (with the exception of any Supplemental Coverage Rider), any Separate Account Accumulation Value will be transferred to the General Account and the Overloan Protection feature shall take effect as follows:

OVERLOAN PROTECTION FEATURE

The Death Benefit provision of this policy is modified to read as follow:

     Death Benefit - The death benefit of this policy is the larger of (a) or
     (b) where:

          (a) is the greater of the Accumulation Value or the Debt on the date of death multiplied by the corridor factor as shown in the Table of Corridor Factors on Page 3; and

          (b)  is the Debt on the Insured's date of death plus $10,000.

When the Overloan Protection feature takes effect We will no longer allow:

     (a)  premium payments to be made;
     (b)  Partial Withdrawals;
     (c)  policy loans;
     (d)  increases or decreases in Specified Amount;
     (e)  Death Benefit option changes;
     (f)  transfers from the General Account.

When the Overloan Protection Feature is in effect the policy will not enter the Grace Period.

TERMINATION - This Endorsement will cease if this policy is surrendered or otherwise terminated.


                                 /s/ ROBERT A. REED
                                    Secretary

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
        Adjustable Death Benefit Payable Only On The Death Of The Insured Premium Payments May Be Made Until The Earlier Of The Death Of The Insured
                        Or The Insured's Attained Age 100
               The Specified Amount May Be Increased or Decreased
               Additional Benefits, if Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-Participating - No Dividends

[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
Service Office: One Granite Place, PO Box 515, Concord, New Hampshire 03302-0515

                           SUPPLEMENTAL COVERAGE RIDER

This Rider is a part of the policy to which it is attached. It takes effect on the Policy Date of the policy. In this Rider, "We", "Us" or "Our" means Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insured" means the person named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of an application for the Rider, We will provide the benefit described in this Rider.

BENEFIT - Upon receipt of proof that the Insured has died while this Rider was in force We will pay the beneficiary the Rider Death Benefit available on the date of death of the Insured.

RIDER DEATH BENEFIT - The Specified Amount of this Rider is shown on Page 3 of the policy and will be added to the policy Specified Amount for the purposes of determining the death benefit of the policy.

MONTHLY DEDUCTION - The monthly deduction for this Rider will be (a) plus (b) plus (c) where:

(a) is the cost of insurance for this Rider which will be calculated as part of the cost of insurance of the policy. The cost of insurance charge for this Rider for each month is the cost of insurance rate for the month multiplied by the lesser of:

     (i)  the number of thousands of Rider Death Benefit; or

     (ii) the number of thousands of the net amount at risk for the policy and this Rider;

     The cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance rates shown on Page 4 of the policy;

(b) is the SCR Monthly Acquisition Charge. This charge will never exceed the SCR Maximum Monthly Acquisition Charge as shown on Page 3 of the policy; and

(c) is the SCR Monthly Unit Load. This charge will never exceed the SCR Maximum Monthly Unit Load as shown on Page 3 of the policy.

DECREASE IN RIDER SPECIFIED AMOUNT - Upon request, the Rider Specified Amount may be decreased at any time after the first Policy Year and prior to the Attained Age 100 of the Insured. The Rider Specified Amount may not be decreased below the Rider Minimum Specified Amount shown on Page 3. A decrease will be effective on the Monthly Anniversary Day coincident with or next following the date of approval by Us of the request for the decrease, unless another date acceptable to Us is requested.

If a decrease results in a Rider Specified Amount below the minimum this rider will terminate.

SURRENDER CHARGES - Surrender charges for a full surrender of this Rider are as shown for the applicable Rider Year in the Table of SCR Surrender Charges on Page 3 of the policy. There will be a partial charge if there is a decrease in Rider Specified Amount while such charges are in effect. Surrender charges are computed based on the number of thousands of Rider Specified Amount. The partial charge for a decrease in Specified Amount will be based on the per thousand charge for the number of thousands of the decrease.

CASH SURRENDER VALUE - The charge for full Rider surrender will be deducted from the Accumulation Value of the policy to determine the Surrender Value of the policy.

POLICY LOANS - The charge for full Rider surrender will be deducted from the Accumulation Value to determine the total loan value of the policy.

GENERAL PROVISIONS - This Rider is subject to all of the applicable provisions of the policy except for the provisions contained in this Rider. This Rider will control in the event of any conflict with the policy.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1) The minimum amount needed to continue this Rider remains unpaid at the end of the Grace Period;

(2)  The policy is surrendered or otherwise terminated;

(3)  We receive Your written request to terminate the Rider;

(4) A decrease in Rider Specified Amount results in a Rider Specified Amount of $25,000 or less, as stipulated in the Decrease in Rider Specified Amount provision;

(5)  The Insured attains age 100.


       /s/ DAVID STONECIPHER                               /s/ ROBERT A. REED
     Chief Executive Officer                               Secretary

                    Supplementary Benefit and Rider Coverage

Supplemental Coverage Rider (SCR)
- Rider Specified Amount:  $25,000
      -Rider Minimum Specified Amount: $25,000
- The Policy specified Amount must be the greater of $100,000 or 20% of the combined Specified Amount for the policy and Supplemental Coverage Rider, subject to underwriting requirements applied on a uniform basis.
-  Minimum Specified Amount for Policy with SCR Rider attached: $100,000
- SCR Maximum Monthly Acquisition Charge based on Rider Load Basis Amount of $1,229.00
       (a)  in policy year one: 2.0% of the Rider Load Basis Amount.
       (b)  in policy year two: 1.0% of the Rider Load Basis Amount.
-  SCR Maximum Monthly Unit Load:  $.01 per $1,000 of Rider Specified Amount

                         TABLE OF SCR SURRENDER CHARGES
                      PER $1,000 OF RIDER SPECIFIED AMOUNT

                     POLICY                      SURRENDER
                      YEAR                        CHARGE
                     1 - 5                        $ 2.52
                       6                            2.27
                       7                            2.02
                       8                            1.76
                       9                            1.51
                      10                            1.26
                      11                            1.00
                      12                            0.75
                      13                            0.50
                      14                            0.25
                      15                            0.00

                                        3